UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2017
CSRA INC.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-37494 (Commission File Number)	47-4310550 (I.R.S. Employer Identification No.)

3170 Fairview Park Drive Falls Church, Virginia (Address of Principal Executive Offices)		22042 (Zip Code)

Registrant’s telephone number, including area code: (703) 641-2000
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
The information with respect to the Amended and Restated Intellectual Property Matters Agreement set forth in Item 8.01 below is incorporated by reference into this Item 1.01.
Item 8.01    Other Events.
Relationship Agreement

On February 10, 2017, CSRA Inc. (“CSRA,” “we,” “us” or “our”) and Computer Sciences Corporation (“CSC”) entered into a Relationship Agreement (the “Relationship Agreement”). Pursuant to the Relationship Agreement, the non-competition covenants set forth in the Master Separation and Distribution Agreement, dated as of November 27, 2015, by and between CSRA and CSC (the “MSDA”), restricting CSC’s business activities in certain areas of the U.S. federal, state and local government fields will be deemed null and void ab initio. Except with respect to the foregoing, the MSDA will remain in full force and effect.

The Relationship Agreement also provides that the Non-U.S. Agency Agreement, dated as of November 27, 2015, between CSRA and CSC (the “Non-US Agency Agreement”), is supplemented to permit us to sell services to certain additional non-U.S. government customers in certain territories (the “Open Jurisdictions”). If we identify certain opportunities with a governmental entity outside of the Open Jurisdictions, we may request CSC’s consent (to be granted or withheld in good faith) to pursue such opportunity. Our ability to pursue work internationally through or sponsored by the U.S. government remains intact.

The Relationship Agreement also includes certain releases and covenants not to sue and provides that we and CSC will execute an Amended and Restated Intellectual Property Matters Agreement, as discussed below.

Amended and Restated Intellectual Property Matters Agreement

On February 10, 2017, CSRA entered into an Amended and Restated Intellectual Property Matters Agreement (the “IPMA”) with CSC, which amends and restates the Intellectual Property Matters Agreement, dated November 27, 2015 (the “Original IPMA”), governing the respective rights and responsibilities between CSRA and CSC following the spin-off with respect to intellectual property owned or used by each of CSRA and CSC.

Pursuant to the IPMA, CSC has assigned certain intellectual property rights it had previously licensed to us under the Original IPMA, including: (1) certain know-how developed and held by us that would otherwise have been owned by CSC under the Original IPMA (“CSRA Know-How”) and (2) any source code, documentation and trademarks exclusively related to certain services and products (“CSRA Developed Products”). Until the earlier of the expiration of the initial term of the Original IPMA or termination (the “Initial Term End Date”), subject to certain triggering events, our use of the CSRA Know-How and CSRA Developed Products is restricted to use solely in connection with U.S. federal and certain U.S. state and local government customers. If a triggering event occurs prior to the Initial Term End Date, our use of the CSRA Know-How and CSRA Developed Products will be restricted only in connection with sales to certain commercial parties that CSC has identified as “restricted.” Following the Initial Term End Date, there will be no field restrictions on our use of the CSRA Know-How and CSRA Developed Products. In exchange for the assignment of the CSRA Know-How and CSRA Developed Products, we have granted to CSC a perpetual, transferrable, assignable, royalty-free, fully paid-up license to the CSRA Know-How and, prior to the Initial Term End Date solely outside the field of certain U.S. federal customers, any CSRA Developed Products.

Pursuant to the IPMA, CSC will continue to grant us a perpetual, non-exclusive, royalty-free, non-assignable license to certain know-how owned by CSC that we used to run our business prior to the spin-off. In addition, CSC has granted us a non-exclusive, transferable, assignable, royalty-free limited license to certain services and products. Until the Initial Term End Date, subject to certain triggering events, the license grants described in this paragraph are restricted to use solely in connection with U.S. federal and certain U.S. state and local government customers. If a triggering event occurs prior to the Initial Term End Date, use of license grants described in this paragraph will be restricted only in connection with sales to certain parties that CSC has identified as “restricted.” We have the exclusive right to use certain services and products solely in connection with U.S. federal government customers until the Initial Term End Date. Following the Initial Term End Date, there will be no field restrictions on the license grants described in this paragraph.

In addition, pursuant to the IPMA, we were released from the obligation to pay an annual maintenance fee of $30 million during the initial term of the Original IPMA. Additionally, pursuant to the IPMA, we have paid CSC a onetime payment of $65 million. We will have no further obligation to pay maintenance or product support fees to CSC, and will not receive any such services, under any of the aforementioned agreements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 13, 2017
CSRA INC.

By:	/s/ William J. Haynes II Name: William J. Haynes II Title: Executive Vice President, General Counsel and Secretary